Exhibit 10.2

PEPSICO PRO RATA LONG-TERM INCENTIVE AWARD

STOCK OPTION TERMS AND CONDITIONS

These Terms and Conditions, along with the PepsiCo Pro Rata Long-Term Incentive Award Summary (the “Award Summary”) delivered herewith and signed by the individual named on the Award Summary (the “Participant”) shall constitute an Agreement made as of the Grant Date (as indicated on the Award Summary), by and between PepsiCo, Inc., a North Carolina corporation having its principal office at 700 Anderson Hill Road, Purchase, New York 10577 (“PepsiCo,” and with its divisions and direct and indirect subsidiaries, the “Company”), and the Participant.

W I T N E S S E T H:

WHEREAS, the Board of Directors and shareholders of PepsiCo have approved the PepsiCo, Inc. 2007 Long-Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan; and

WHEREAS, pursuant to the authority granted to it in said Plan, the Compensation Committee of the Board of Directors of PepsiCo (the “Committee”), by resolution duly adopted at a meeting held on or prior to the Grant Date, authorized the granting of stock options to newly hired or promoted executives; and

WHEREAS, the Committee now desires to grant to the Participant the stock options set forth on the Award Summary (the “Options”); and

WHEREAS, awards granted under the Plan are to be evidenced by an Agreement in such form and containing such terms and conditions as the Committee shall determine;

NOW, THEREFORE, it is mutually agreed as follows:

A. Terms and Conditions Applicable to Options. These terms and conditions shall apply with respect to the Options granted to the Participant as indicated on the Award Summary.

1. Grant. In consideration of the Participant remaining in the employ of PepsiCo, or one of its divisions or direct or indirect subsidiaries (collectively the “Company”), PepsiCo hereby grants to the Participant, on the terms and conditions set forth herein, the right and option to purchase the number of shares of PepsiCo Common Stock, par value $.0167 per share, indicated on the Award Summary, at the Grant/Exercise Price per share indicated on the Award Summary (the “Option Exercise Price”), which was the Fair Market Value (as defined below) of PepsiCo Common Stock on the Grant Date. The right to purchase each such share is referred to herein as an “Option.” All Options granted hereunder shall be “Non-Qualified Stock Options” as defined in the Plan.

2. Vesting and Exercisability. Subject to the terms and conditions set forth herein, the Options shall become fully vested on the vesting/exercisable date set forth on the Award Summary (the “Vesting Date”) and shall be exercisable from the Vesting Date through the expiration date set forth on the Award Summary (the “Expiration Date”). Options may vest only while the Participant is actively employed by the Company. Once vested and exercisable, and until terminated, all or any portion of the Options may be exercised from time to time and at any time under procedures that the Committee or its delegate shall establish from time to time, including, without limitation, procedures regarding the frequency of exercise and the minimum number of Options which may be exercised at any time.

3. Exercise Procedure. Subject to terms and conditions set forth herein, Options may be exercised by giving written notice of exercise to PepsiCo in the manner specified from time to time by PepsiCo. The aggregate Option Exercise Price for the shares being purchased, together with any amount which the Company may be required to withhold upon such exercise in respect of applicable foreign, federal (including FICA), state and local taxes, must be paid in full at the time of issuance of such shares.

4. Effect of Termination of Employment, Death, Retirement and Total Disability.

(a) Termination of Employment. Options may vest only while the Participant is actively employed by the Company. Thus, no vesting shall occur following the termination of the Participant’s active employment with the Company, and all unvested Options shall automatically be forfeited and cancelled upon the date that the Participant’s active employment with the Company terminates. Only vested Options may be exercised. Subject to subparagraphs 4(b), 4(c) and 4(d), vested Options shall be exercisable until, and shall automatically be forfeited and cancelled upon, the earlier of the Expiration Date and the date that is the last trading day on the New York Stock Exchange during the 90-calendar day period after the date the Participant’s employment with the Company terminates. It is intended that an authorized leave of absence may extend employment for purposes of determining the period when vested Options may be exercised. However, an authorized leave of absence will not be treated as active employment, and, as a result, vesting of unvested Options will not be extended by any such period.

(b) Retirement Prior to Age 62. If the Participant’s employment terminates prior to the Vesting Date, by reason of the Participant’s Retirement (as defined below) prior to attaining at least age 62, then: (i) a portion of the Options shall vest on the Participant’s last day of active employment with the Company, with such portion determined in proportion to the Participant’s active service (measured in calendar days) during the period commencing on the Grant Date and ending on the Vesting Date; (ii) the Options shall continue to become exercisable in accordance with Paragraph A.2 of this Agreement, with no change in the earliest date of exercise as a result of the vesting provided by this subparagraph 4(b); and (iii) the Options may be exercised by the Participant prior to the Expiration Date in accordance with this Agreement.

(c) Death, Total Disability, or Retirement on or After Age 62. If the Participant’s employment terminates by reason of the Participant’s death, Total Disability (as defined below), or Retirement after attaining at least age 62, then: (i) the Options shall become fully vested on the Participant’s last day of active employment with the Company (which, for purposes of Total Disability, means the effective date of Total Disability); (ii) the Options shall continue to become exercisable in accordance with Paragraph A.2 of this Agreement with no change in the earliest date of exercise as a result of the vesting provided by this subparagraph 4(c); and (iii) the Options may be exercised by the Participant’s legal representative (or any person to whom the Options may be transferred by will or the applicable laws of descent and distribution), in the event of death, or the Participant, in the event of Retirement or Total Disability, prior to the Expiration Date in accordance with this Agreement.

(d) Transfers to a Related Entity. In the event the Participant transfers to a Related Entity (as defined below), as a result of actions by PepsiCo, the Options shall become fully vested on the date of such transfer and shall become exercisable as soon as practicable thereafter and shall otherwise remain outstanding and be exercisable in accordance with this Agreement.

5. Buy-Out of Option Gains. Except as provided in Paragraph B.3, at any time after any Option becomes exercisable, the Committee shall have the right, in its sole discretion and without the consent of the Participant, to cancel such Option and to cause PepsiCo to pay to the Participant the excess of the Fair Market Value of the shares of Common Stock covered by such Option over the Option Exercise Price of such Option as of the date the Committee provides written notice (the “Buy Out Notice”) of its intention to exercise such right. Payments of such buy out amounts pursuant to this provision shall be effected by PepsiCo as promptly as possible after the date of the Buy Out Notice and shall be made in shares of Common Stock. The number of shares shall be determined by dividing the amount of the payment to be made by the Fair Market Value of a share of Common Stock at the date of the Buy Out Notice, and by rounding up any fractional share to a whole share. Payments of any such buy out amounts shall be made net of the minimum applicable foreign, federal (including FICA), state and local withholding taxes, if any.

6. No Rights as Shareholder. The Participant shall have no rights as a holder of PepsiCo Common Stock with respect to the Options granted hereunder unless and until such Options are exercised and the shares have been registered in the Participant’s name as owner.

B. General Terms and Conditions.

1. Prohibited Conduct.

(a) The Participant agrees that, at any time prior to the exercise of the Options granted hereunder, and for a period of twelve months after the later of (i) completion of all such exercises of Stock Options, or (ii) termination of the Participant’s employment with the Company for any reason whatsoever (including Retirement or Total Disability), he or she will not engage in any of the following activities anywhere in the world:

(1) Non-Competition. Participant shall not accept any employment, assignment, position or responsibility, or acquire any ownership interest, which involves the Participant’s Participation in a business entity that markets, sells, distributes or produces Covered Products, unless such business entity makes retail sales or consumes Covered Products without in any way competing with the Company.

(2) Raiding Employees. Participant shall not in any way, directly or indirectly (including through someone else acting on the Participant’s recommendation, suggestion, identification or advice), solicit any Company employee to leave the Company’s employment or to accept any position with any other entity.

(3) Non-Disclosure. Participant shall not use or disclose to anyone any confidential information regarding the Company other than as necessary in his or her position with the Company. Such confidential information shall include all non-public information the Participant acquired as a result of his or her positions with the Company which might be of any value to a competitor of the Company, or which might cause any economic loss or substantial embarrassment to the Company or its customers, bottlers, distributors or suppliers if used or disclosed. Examples of such confidential information include, without limitation, non-public information about the Company’s customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies.

(4) Misconduct. Participant shall not engage in any acts that are considered to be contrary to the Company’s best interests, including, but not limited to, violating the Company’s Code of Conduct, engaging in unlawful trading in the securities of PepsiCo or of any other company based on information gained as a result of his or her employment with the Company, or engaging in any other activity which constitutes gross misconduct.

(b) In the event the Company determines that the Participant has breached any term of Paragraph B.1(a), in addition to any other remedies the Company may have available to it, the Company may in its sole discretion:

(1) Cancel any unexercised Options granted hereunder; and/or

(2) Require the Participant to pay to the Company all gains realized from the exercise of any Options granted hereunder, which have been exercised within the twelve-month period immediately preceding the date as of which the Participant has breached a provision of Paragraph B.1(a), as determined by the Company.

2. Adjustment for Change in Common Stock. In the event of any change in the outstanding shares of PepsiCo Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, spin-off or other similar corporate change, the number and type of shares which the Participant may purchase pursuant to the Options and the Option Exercise Price at which the Participant may purchase such shares shall be adjusted as may be, and to such extent (if any), determined to be appropriate and equitable by the Committee.

3. Effect of Change in Control. In the event of a Change in Control (as defined in the Plan), the following provisions shall apply:

(a) If the successor corporation (or affiliate thereto) (1) assumes the outstanding Options or (2) replaces the outstanding Options with equity awards that preserve the existing value of such Options at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule that is the same or more favorable to the Participant than the vesting schedule applicable to such Options, then the outstanding Options or such substitutes thereof shall remain outstanding and be governed by their respective terms and the provisions of the Plan, subject to Paragraph B.3(c) below.

(b) If the outstanding Options granted hereunder are not assumed or replaced in accordance with Paragraph B.3(a) above, then upon the Change in Control, (1) the outstanding Options granted hereunder shall immediately vest and become exercisable and shall remain outstanding in accordance with their terms and (2) notwithstanding Paragraph B.3(b)(1) but after taking into account the accelerated vesting set forth therein, the Board may, in its sole discretion, provide for cancellation of the outstanding Options at the time of the Change in Control in which case a payment of cash, property or a combination thereof shall be made to the Participant that is determined by the Board in its sole discretion and that is at least equal to the excess, if any, of the value of such consideration over the Option Exercise Price for such Options.

(c) If the outstanding Options granted hereunder are assumed or replaced in accordance with Paragraph B.3(a) and the Participant’s employment with the Company is terminated by the Company for any reasons other than Cause or by the Participant for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of the Participant’s termination, the outstanding Options granted hereunder shall immediately vest and become exercisable and shall remain outstanding until the Expiration Date. For purposes of this Paragraph B.3, “Cause” and “Good Reason” are defined in the Plan and a termination for Cause or Good Reason is subject to the terms and conditions set forth in the Plan.

4. Nontransferability. Unless the Committee specifically determines otherwise: (a) the Options are personal to the Participant and, during the Participant’s lifetime, such Options may be exercised only by the Participant, and (b) the Options shall not be transferable or assignable, other than in the case of the Participant’s death by will, the laws of descent and distribution or such beneficiary designation process established by the Committee (or its delegate), and any such purported transfer or assignment shall be null and void.

5. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Covered Products” means any product which falls into one or more of the following categories, so long as the Company is producing, marketing, selling or licensing such product anywhere in the world: beverages, including without limitation carbonated soft drinks, tea, water, juice drinks, sports drinks, coffee drinks and value added dairy drinks; juices and juice products; snacks, including salty snacks, sweet snacks, meat snacks, granola and cereal bars, and cookies; hot cereals; pancake mixes; value-added rice products; pancake syrup; value-added pasta products; ready-to-eat cereals; dry pasta products; or any product or service which the Participant had reason to know was under development by the Company during the Participant’s employment with the Company.

(b) “Fair Market Value” of a share of PepsiCo Common Stock on any date shall mean an amount equal to the mean of the high and low sales prices for a share of PepsiCo Common Stock as reported on the composite tape for securities listed on The New York Stock Exchange, Inc. on the date in question (or if no sales of Common Stock were made on said Exchange on such date, on the next preceding day on which sales were made on such Exchange), rounded up to nearest one-fourth.

(c) “Participation” shall be construed broadly to include, without limitation: (i) serving as a director, officer, employee, consultant or contractor with respect to such a business entity; (ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces.

(d) “Related Entity” shall mean any entity as to which the Company directly or indirectly owns 20% or more of the entity’s voting securities, general partnership interests, or other voting or management rights.

(e) “Retirement” shall mean (i) early, normal or late retirement under the U.S. pension plan of the Company in which the Participant participates (if any), (ii) retirement as explicitly set out in an individual agreement between the Company and the Participant for this purpose in effect on the Grant Date, (iii) termination of employment after attaining at least age 55 with at least 10 years of service with the Company (or, if earlier, after attaining at least age 65 and completing at least five years of service with the Company), or (iv) retirement as otherwise determined by the Committee.

(f) “Retirement Date” shall mean the effective date of Retirement.

(g) “Total Disability” shall mean becoming totally and permanently disabled, as determined for purposes of the Company’s Long Term Disability Plan (or in the absence of such Disability Plan being applicable to the Participant, as determined by the Committee in its sole discretion).

6. Notices. Any notice to be given to PepsiCo in connection with the terms of this Agreement shall be addressed to PepsiCo at Purchase, New York 10577, Attention: Vice President, Compensation, or such other address as PepsiCo may hereafter designate to the Participant. Any such notice shall be deemed to have been duly given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal postal service.

7. Binding Effect.

(a) This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to PepsiCo, whether by merger, consolidation or the sale of all or substantially all of PepsiCo’s assets. PepsiCo will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PepsiCo expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PepsiCo would be required to perform it if no such succession had taken place.

(b) This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom the Options may be transferred by will or the applicable laws of descent and distribution.

8. No Contract of Employment; Agreement’s Survival. This Agreement is not a contract of employment, nor does it impose on the Company any obligation to retain the Participant in its employ. This Agreement shall survive the termination of the Participant’s employment for any reason.

9. Registration, Listing and Qualification of Shares. The Committee may require that the Participant make such representations and agreements and furnish such information as the Committee deems appropriate to assure compliance with or exemption from the requirements of any securities exchange, any foreign, federal, state or local law, any governmental regulatory body, or any other applicable legal requirement, and PepsiCo Common Stock shall not be issued unless and until the Participant makes such representations and agreements and furnished such information as the Committee deems appropriate.

10. Amendment; Waiver. The terms and conditions of this Agreement may be amended in writing by the chief personnel officer or chief legal officer of PepsiCo (or either of their delegates), provided, however, that (i) no such amendment shall be adverse to the Participant (except to the extent the Board reasonably determines that such amendment is necessary or appropriate to comply with applicable law or the rules and regulations of any stock exchange on which PepsiCo Common Stock is listed or quoted); and (ii) the amendment must be permitted under the Plan. The failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not waive any right, power or remedy which the Board, the Committee or the Company has under this Agreement.

11. Severability or Reform by Court. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.

12. Prospectus and Award Acceptance. The Participant has been provided a copy of PepsiCo’s Prospectus relating to the Plan, the Options and the shares covered thereby. By signing the Award Summary, the Participant agrees that he or she has reviewed the Prospectus, and fully understands his or her rights under the Plan. Unless and until the Participant signs the Award Summary and returns the Agreement to the Company, notwithstanding the other terms of this Agreement, the Participant shall not be entitled to the proceeds of any Option exercise.

13. Plan Controls. The Options and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any guidelines, policies or regulations which govern administration of the Plan, which shall be controlling. The Committee reserves its rights to amend or terminate the Plan at any time without the consent of the Participant; provided, however, that Options outstanding under the Plan at the time of such action shall not be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules and regulations of any stock exchange on which PepsiCo Common Stock is listed or quoted). All interpretations or determinations of the Committee or its delegate shall be final, binding and conclusive upon the Participant (and his or her legal representatives and any recipient of a transfer of the Options permitted by this Agreement) on any question arising hereunder or under the Plan or other guidelines, policies or regulations which govern administration of the Plan.

14. Participant Acknowledgements. By entering into this Agreement, the Participant acknowledges and agrees that;

(a) the Option grant will be exclusively governed by the terms of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except for Options already granted under the Plan);

(b) stock options are not a constituent part of the Participant’s salary and that the Participant is not entitled, under the terms and conditions of his/her employment, or by accepting or being awarded the Options pursuant to this Agreement to require options to be granted to him/her in the future under the Plan or any other plan;

(c) upon exercise of the Options the Participant will arrange for payment to the Company an estimated amount to cover employee payroll taxes resulting from the exercise and/or, to the extent necessary, any balance may be withheld from the Participant‘s wages;

(d) benefits received under the Plan will be excluded from the calculation of termination indemnities or other severance payments;

(e) in the event of termination of the Participant’s employment, a severance or notice period to which the Participant may be entitled under local law and which follows the date of termination specified in a notice of termination will not be treated as active employment for purposes of this Agreement and, as a result, vesting of unvested Options will not be extended by any such period;

(f) the Participant will seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock options and stock and the exercise of stock options, including, without limitation, currency and exchange laws, rules and regulations; and

(g) this Agreement will be interpreted and applied so that the Options will not be subject to Section 409A of the Internal Revenue Code of 1986, as amended.

15. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of North Carolina, without giving effect to conflict of laws principles.

16. Entire Agreement. This Agreement constitutes the entire understanding between the parties to this Agreement.

PepsiCo Pro Rata Long-Term Incentive Award Summary

New Hire/New Executive/Promotion Award

Executive Name:

Hire/Promotion Effective Date:

Grant Date:

Option Exercise (Grant) Price:

STOCK OPTION GRANT DETAILS

Award Face Value:

Option Exercise (Grant) Price:

Number of Stock Options Granted:
Vesting Date*:
Expiration Date:

* Vesting and exercisability are subject to terms and conditions of the award

By signing below, I confirm my agreement with the foregoing information and accept the Stock Options described above subject to all the terms and conditions as described herein.

{Signature} {Executive Name}	[Name/Title of PepsiCo Officer]

Date:

Sign and date this page. Fax entire agreement to PepsiCo Executive Compensation Dept. no later than {Date}. Fax number {x-xxx-xxx-xxxx}.